UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2026

Compass, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40291	30-0751604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Fifth Avenue, 4th Floor New York, New York	10011
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (646) 982-0353
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.00001 par value per share	COMP	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On January 8, 2026, Compass, Inc. (the “Company”) issued a press release announcing the pricing of its offering of $850.0 million in aggregate principal amount of 0.25% convertible senior notes due 2031 (the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also granted the initial purchasers of the Notes an option to purchase up to an additional $150.0 million aggregate principal amount of the Notes within a 13-day period beginning on, and including, the date on which the Notes are initially issued.

The Notes will be the Company’s senior unsecured obligations and will be jointly and severally guaranteed on a senior unsecured basis by each of the Company’s subsidiaries that guarantees the Company’s existing revolving credit facility. The Company intends to use the net proceeds from the offering of the Notes for general corporate purposes, which will include (i) to the extent that the previously announced merger with Anywhere Real Estate Inc. (“Anywhere”) is completed (the “Merger”), the repayment of certain existing indebtedness of Anywhere and its subsidiaries at closing of the Merger, including borrowings under Anywhere’s revolving credit facility and payment of fees, costs and expenses related to the Merger and (ii) the funding of the net cost of entering into the capped call transactions described below.

The Notes will bear interest at the rate of 0.25% per annum. The Notes will mature on April 15, 2031, unless earlier repurchased, redeemed or converted. The initial conversion rate for the Notes is 62.5626 shares of the Company’s Class A common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $15.98 per share of the Company’s Class A common stock), which represents an approximately 35.0% conversion premium over the last reported sale price of the Company’s Class A common stock on the New York Stock Exchange on January 7, 2026.

In connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions with certain of the initial purchasers of the Notes or their affiliates and certain other financial institutions (the “counterparties”). The capped call transactions cover, subject to certain customary adjustments, the number of shares of the Company’s Class A common stock underlying the Notes. The cap price of the capped call transactions will initially be $23.68 per share, which represents a premium of 100.0% over the last reported sale price of the Company’s Class A common stock on January 7, 2026, and is subject to certain adjustments under the terms of the capped call transactions.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

No Offer or Solicitation

This Current Report on Form 8-K is for informational purposes only and is not intended to and does not constitute an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Cautionary Note Regarding Forward-Looking Statements

Certain statements included in this Current Report on Form 8-K and information incorporated by reference herein, constitute “forward-looking statements” within the meaning of federal securities laws. These risks and uncertainties include, but are not limited to, the ability to complete the offering of the Notes, the ability to complete the Merger with Anywhere on the expected timeline or at all or the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, expectations regarding the effect of the capped call transactions and regarding actions of the counterparties and/or their respective affiliates, and general market conditions which might affect the offering of the Notes. Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including under the captions “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 25, 2025, under the captions “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, as filed with the SEC on November 5, 2025 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued by Compass, Inc., dated January 8, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMPASS, INC.

Date: January 8, 2026	By:	/s/ Scott Wahlers
Scott Wahlers
Chief Financial Officer